                                                                   EXHIBIT 23.02


                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Niku Corporation:

We consent to incorporation by reference herein of our report dated February 25, 2000, except as to Note 9, which is as of February 28, 2000, relating to the consolidated balance sheets of Niku Corporation and subsidiaries as of January 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years then ended, which report appears in the January 29, 2000 annual report on Form 10-K of Niku Corporation. We also consent to the reference to our firm under the heading "Experts."


/s/ KPMG LLP
November 16, 2000